SECOND AMENDMENT TO SUPPLY AGREEMENT

This Second Amendment to Supply Agreement (this “Second Amendment”) is made and entered into this 17th day of March, 2008, by and between Galaxy Nutritional Foods, Inc. (hereinafter “Galaxy”) and Schreiber Foods, Inc. (hereinafter “SFI”).

WHEREAS, Galaxy and SFI entered into a Supply Agreement effective as of June 30, 2005, which agreement was amended by the letter agreement dated November 3, 2006 (the “Agreement”); and

WHEREAS, Galaxy and SFI desire to extend the term of the Agreement and to amend certain other provisions of the Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

  1.  Shortfall Payment. Notwithstanding any provisions of the Agreement to the contrary, Galaxy and SFI hereby acknowledge and agree that the Shortfall Payment to be made by Galaxy to SFI pursuant to the terms of the Agreement, including without limitation Sections III(C)(1), (2) and (3), shall be as determined by this Section 1.

a.	Subject to Sections 1(b), 1(c) and 1(d) below, the Shortfall Payment shall be determined as follows:

i.  If Galaxy terminates the Agreement (other than pursuant to Section VII(B)(1) of the Agreement) at any time prior to the first anniversary of this Second Amendment, the Shortfall Payment shall be $5,100,000.

ii.  If Galaxy terminates the Agreement (other than pursuant to Section VII(B)(1) of the Agreement) at any time on or after the first anniversary of this Second Amendment and prior to the second anniversary of this Second Amendment, the Shortfall Payment shall be $3,400,000.

iii. If Galaxy terminates the Agreement (other than pursuant to Section VII(B)(1) of the Agreement) at any time on or after the second anniversary of this Second Amendment and prior to the third anniversary of this Second Amendment, the Shortfall Payment shall be $1,700,000.

iv.  At all times on or after the third anniversary of this Second Amendment, the Shortfall Payment shall be $0.

b.
In the event of either party’s Change of Control, Galaxy’s obligation (and, for purposes of clarification, the obligation of such acquiring party) to remit the Shortfall Payments to SFI shall terminate and be extinguished as of the date of such Change of Control; provided, however, that if there is a Change of Control of Galaxy in connection with the sale of Galaxy (including stock sale, merger or sale of substantially all of Galaxy’s assets) for a purchase price exceeding $50 million, then the obligation to remit the Shortfall Payments to SFI shall not terminate pursuant to this Section 1(b).

c.	If SFI terminates the Agreement, Galaxy’s obligations to remit the Shortfall Payments to SFI shall terminate and be extinguished as of the termination date.

d.
If Galaxy terminates the Agreement pursuant to Section VII(B)(1) of the Agreement, then Galaxy’s obligations to remit the Shortfall Payments to SFI shall terminate and be extinguished as of the termination date.

  2.  Amendments. The Agreement is hereby amended as follows:

a.	Sections III(A) and (B) of the Agreement shall be deleted in their entireties, and in their place, the following shall be inserted:

“TERM AND PRICE.

A.	Term.The “Term” of this Agreement shall be for a period of fifteen (15) years from the Effective Date of this Agreement (the “Initial Term”).

SFI may terminate this Agreement prior to the end of the Initial Term, without penalty, upon provision of written notice to Galaxy issued at least six (6) months prior to such proposed termination date. In such an event, Galaxy shall use its commercially reasonable efforts to transition production of the Products to a new supplier. In the event Galaxy is unable to transition production for one or more of the Products within such six (6) month period, upon Galaxy’s request, SFI shall continue to provide such Products to Galaxy, under the terms of this Agreement, for an additional six (6) months after the date that would otherwise have been the effective date of such termination.

Galaxy may terminate this Agreement prior to the end of the Initial Term, without penalty, upon provision of written notice to SFI issued at least six (6) months prior to such proposed termination date, provided that the effective date for such termination by Galaxy shall not be prior to December 31, 2012, unless a Change of Control of Galaxy shall have occurred, in which case the effective date for such termination by Galaxy shall not be prior to December 31, 2010.

B.
Price. The price for Products during the Initial Term shall be as determined in accordance with the attached Exhibit B. SFI may increase the Conversion component of the price described on Exhibit B once in any twelve-month period to reflect changes in labor and benefits, materials, utilities and energy. Upon request by Galaxy, SFI will provide Galaxy with reasonable back-up documentation substantiating such price adjustments. If the proposed price exceeds the price at which Galaxy can obtain such item (either on its own or through another private labeling source), then Galaxy may elect such alternative source for such item, and such item will be removed as a Product under this Agreement.”

b.	Section III(C)(3) of the Agreement shall be deleted in its entirety.

c.
Section VII(B)(1) of the Agreement is hereby amended by inserting the following sentence at the end thereof, so that the following sentence is the last sentence of such section: “A material deterioration in the level of service or quality of Products provided by or on behalf of SFI from the quality of Products or the service levels provided by SFI under this Agreement as of March 17, 2008 shall constitute breach of a material obligation under this Agreement for purposes of this Section VII(B)(3).”

  3.  Mutual Release. SFI and Galaxy hereby fully and forever release the other from any and all liability, claims, damages, causes of action, rights and obligations arising out of or relating in any manner to either party’s performance under the Agreement from June 30, 2005 through and including the date of this Second Amendment.

  4.  Co-Pack Arrangements. Notwithstanding any provisions of the Agreement to the contrary, Galaxy acknowledges and agrees that SFI may elect to retain a third-party to provide the Products on the same terms as provided in the Agreement, as amended, subject to receipt of Galaxy’s prior written approval of such third party supplier, which approval shall not be unreasonably withheld (it being understood and agreed that Galaxy may withhold its consent if (a) the retention of such third party would result in an increase in pricing to Galaxy or (b) such third party is one of the companies listed on Exhibit A hereto or an affiliate thereof or successor thereto). SFI shall remain responsible to Galaxy for all warranties and requirements under the Agreement as if SFI manufactured the Products. SFI shall procure from any such third-party supplier a confidentiality and non-use agreement in form and substance satisfactory to Galaxy.

  5.  Definitions. All capitalized terms not otherwise defined herein, shall be defined as set forth in the Agreement.

  6.  Remaining Terms and Conditions. SFI and Galaxy hereby acknowledge and agree that, as of the date hereof, the Agreement is in full force and effect, and that except as set forth herein, all remaining terms and conditions of the Agreement shall remain unchanged, and the Agreement shall remain in full force and effect.

  7.  Distribution of Products. At Galaxy’s request, Schreiber shall distribute any Galaxy products which are manufactured by third party co-packers or Galaxy. Schreiber will charge standard rates for such services.

[Signature Page Follows.]

IN WITNESS WHEREOF, this Second Amendment to Supply Agreement has been duly executed as of the date and year first set forth above.

SCHREIBER FOODS, INC.		GALAXY NUTRITIONAL FOODS, INC.

By:	/s/Ronald J. Dunford	By:	/s/ David H. Lipka
Name:	Ronald J. Dunford	Name:	David H. Lipka
Title:	COO, Schreiber Operations	Title:	Chairman

Exhibit A

Whitehall Specialties, Inc.